The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 6, 2015.

October 2015
Preliminary Pricing Supplement No. U1367
Registration Statement Nos. 333-202913 and 333-180300-03
Dated October 6, 2015
Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED PRODUCTS

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

As further described below, interest will accrue on the securities (i) in year 1 at a rate of 10.00% per annum and (ii) in years 2 to maturity: for each day that the closing value of the S&P 500® Index (the “reference index”) is greater than or equal to 65% of the initial index value (which we refer to as the “index reference level”), at a variable rate per annum equal to 8 times the difference, if any, between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate, as determined on the CMS reference determination date at the start of the related monthly interest payment period; subject to, for each interest payment period during the contingent floating interest rate period, the maximum contingent interest rate of 10.00% per annum and the minimum contingent interest rate of 0.00% per annum.

At maturity, if the final index value is greater than or equal to the barrier level of 50% of the initial index value, investors will receive the stated principal amount of the securities plus any accrued but unpaid contingent interest. However, if the final index value is less than the barrier level, investors will be fully exposed to the decline in the value of the reference index from the initial index value to the final index value, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, investors may lose up to their entire initial investment in the securities. Investors will not participate in any appreciation of the reference index. These securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving little or no contingent interest on the securities during the contingent floating interest rate period.

All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

SUMMARY TERMS
Issuer:	Credit Suisse AG
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Trade date:	October 27, 2015
Original issue date:	October 30, 2015 ( business days after the trade date)
Maturity date:	October 30, 2030
Payment at maturity:

•     If the final index value is greater than or equal to the barrier level: the stated principal amount plus any accrued and unpaid contingent interest

•     If the final index value is less than the barrier level: (a) the stated principal amount times the index performance factor plus (b) any accrued and unpaid contingent interest. This amount will be less than 50% of the stated principal amount of the securities and could be zero.

Interest:

The interest rate will be:

From and including the original issue date to but excluding October 30, 2016 (the “fixed interest rate period”): 10.00% per annum

From and including October 30, 2016 to but excluding the maturity date (the “contingent floating interest rate period”):

For each interest payment period during the contingent floating interest rate period, a variable rate per annum equal to the product of:

(a) leverage factor times the CMS reference index level; subject to the minimum contingent interest rate and the maximum contingent interest rate; and

(b)  N/ACT;

where,

“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and

“ACT” = the total number of calendar days in the applicable interest payment period.

The CMS reference index level applicable to an interest payment period will be determined on the related CMS reference determination date.

Contingent interest for each interest payment period during the contingent floating interest rate period is subject to the minimum contingent interest rate of 0.00% per annum and the maximum contingent interest rate of 10.00% per annum for such interest payment period. Beginning October 30, 2016, it is possible that you could receive little or no contingent interest on the securities. If, on the related monthly CMS reference determination date, the CMS reference index level is equal to or less than the CMS reference index strike, contingent interest will accrue at a rate of 0.00% for that interest payment period. In addition, if on any day during the contingent floating interest rate period, the index closing value is less than the index reference level, contingent interest will accrue at a rate of 0.00% per annum for that day. Therefore, in order to accrue contingent interest on any day during the contingent floating interest rate period, both (i) the CMS reference index level must be greater than the CMS reference index strike and (ii) the index closing value must be greater than the index reference level. The determination of the index closing value will be subject to certain market disruption events (as defined in the accompanying product supplement).

Leverage factor:	8
Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:	The 30th day of each month (in the case of February, the last calendar day of such month), beginning on (and including) November 30, 2015, and ending on the Maturity Date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest reset dates:	The 30th day of each month (in the case of February, the last calendar day of such month), beginning October 30, 2016
Maximum contingent interest rate:	10.00% per annum for each interest payment period during the contingent floating interest rate period
Minimum contingent interest rate:	0.00% per annum
Distributor:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution.”
Listing:	The securities will not be listed on any securities exchange.
Summary Terms continued on the following page

Investing in the securities involves a number of risks. See “Risk Factors” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total		$	$

(1) MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates that will not exceed $35.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900.00 and $930.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Morgan Stanley

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

Summary Terms continued from previous page:
Calculation agent:	Credit Suisse International
Reference index:	The S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
CMS reference determination dates:	Two (2) U.S. government securities business days prior to the related interest reset date at the start of the applicable interest payment period.
CMS reference index level:	30-Year Constant Maturity Swap Rate (“30CMS”) minus 2-Year Constant Maturity Swap Rate (“2CMS”), expressed as a percentage. Please see “Additional Provisions—CMS Reference Index Level” below.
CMS reference index strike:	0.00%
Index reference level:	, which is 65% of the initial index value
Initial index value:	, which is the index closing value on October 27, 2015
Barrier level:	, which is 50% of the initial index value
Final index value:	The index closing value of the reference index on the final determination date
Index closing value:	The closing value of the reference index. Please see “Additional Provisions—The S&P 500® Index” below.
Final determination date:	The third scheduled index business day prior to the maturity date, subject to adjustment due to non-index business days or certain market disruption events.
Index cutoff:	The index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such third index business day prior to such interest payment date.
Index performance factor:	The final index value divided by the initial index value
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	22546VNQ5 / US22546VNQ58
Book-entry or certificated security:	Book-entry

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

The Securities

Principal at Risk Securities

The securities offered are debt securities of Credit Suisse.  In year 1, the securities pay interest at a rate of 10.00% per annum. Beginning October 30, 2016, contingent interest will accrue on the securities for each day that the closing value of the reference index is greater than or equal to 65% of the initial index value (which we refer to as the index reference level), at a variable rate per annum equal to 8 times the CMS reference index level for the related monthly interest payment period; subject to, for each interest payment period during the contingent floating interest rate period, the maximum contingent interest rate of 10.00% per annum and the minimum contingent interest rate of 0.00% per annum. The floating interest rate is based on (1) the CMS reference index level and (2) the index closing value of the S&P 500® Index. If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the contingent floating interest rate will be 0.00% and no contingent interest will accrue on the securities for the related interest payment period. In addition, if, on any calendar day during the interest payment period, the index closing value is less than the index reference level, contingent interest will accrue at a rate of 0.00% per annum for that day. Therefore, in order to accrue contingent interest on any day during the contingent floating interest rate period, both (i) the CMS reference index level must be greater than the CMS reference index strike and (ii) the index closing value must be greater than the index reference level.

At maturity, if the final index value is greater than or equal to the barrier level, investors will receive the stated principal amount of the securities plus any accrued and unpaid contingent interest. However, if the final index value is less than the barrier level, investors will be fully exposed to the decline in the value of the reference index from the initial index value to the final index value, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, investors may lose up to their entire initial investment in the securities. Investors will not participate in any appreciation of the reference index.

The stated principal amount of each security is $1,000.

October 2015	Page 4

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

Additional Provisions

CMS Reference Index Level

What is the CMS Reference Index Level?

The CMS reference index level is the 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) minus the 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”), expressed as a percentage.

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day. This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day. This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the CMS reference index level must be determined, such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

October 2015	Page 5

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

Index Closing Value Fallback Provisions

The index closing value on any calendar day during the term of the securities on which the index level is to be determined (each, an “index determination date”) will equal the official closing value of the index as published by the underlying index publisher or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such third index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date (other than the day on which the initial index value is determined or the final determination date) or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.

If a market disruption event occurs on the day on which the initial index value is determined or the final determination date, or if any such date is not an index business day, the relevant date shall be the next succeeding index business day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five index business days immediately succeeding any such scheduled date, then (i) such fifth succeeding index business day shall be deemed to be the relevant date, notwithstanding the occurrence of a market disruption event on such day, and (ii) with respect to any such fifth succeeding index business day on which a market disruption event occurs, the calculation agent shall determine the index closing value on such fifth succeeding index business day in accordance with the formula for and method of calculating such index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting the index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the reference index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the reference index, or any successor index, and (ii) any futures or options contracts related to the reference index or to any security then included in the reference index.

Postponement of Maturity Date

If the scheduled final determination date is not an index business day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the final determination date as postponed.

October 2015	Page 6

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

How the Securities Work

How to calculate the contingent interest payments:

The table below presents examples of hypothetical contingent interest that would accrue on the securities during any month in the contingent floating interest rate period. The examples below are for purposes of illustration only. The examples of the hypothetical contingent floating interest rate that would accrue on the securities are based on both the CMS reference index level on the applicable CMS reference determination date and the total number of calendar days in a monthly interest payment period on which the index closing value is greater than or equal to the index reference level.

The actual contingent interest payment amounts during the contingent floating interest rate period will depend on the (1) actual CMS reference index level on each CMS reference determination date and (2) the index closing value of the reference index on each calendar day during the floating interest payment period. The applicable contingent interest rate for each monthly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period. The table assumes that the interest payment period contains 30 calendar days. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

CMS Reference Index Level	8 times CMS Reference Index Level*	Annualized rate of contingent interest paid
		Number of calendar days on which the index closing value is greater than or equal to the index reference level
		0	5	10	15	20	25	30
-1.6250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.5000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.3750%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.2500%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.1250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.8750%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.7500%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.6250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.5000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.3750%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.2500%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.1250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.1250%	1.0000%	0.0000%	0.1667%	0.3333%	0.5000%	0.6667%	0.8333%	1.0000%
0.2500%	2.0000%	0.0000%	0.3333%	0.6667%	1.0000%	1.3333%	1.6667%	2.0000%
0.3750%	3.0000%	0.0000%	0.5000%	1.0000%	1.5000%	2.0000%	2.5000%	3.0000%
0.5000%	4.0000%	0.0000%	0.6667%	1.3333%	2.0000%	2.6667%	3.3333%	4.0000%
0.6250%	5.0000%	0.0000%	0.8333%	1.6667%	2.5000%	3.3333%	4.1667%	5.0000%
0.7500%	6.0000%	0.0000%	1.0000%	2.0000%	3.0000%	4.0000%	5.0000%	6.0000%
0.8750%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.0000%	8.0000%	0.0000%	1.3333%	2.6667%	4.0000%	5.3333%	6.6667%	8.0000%
1.1250%	9.0000%	0.0000%	1.5000%	3.0000%	4.5000%	6.0000%	7.5000%	9.0000%
1.2500%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.1250%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.2500%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.3750%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.5000%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.6250%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.7500%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.8750%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
2.0000%	10.0000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%

* Subject to the minimum contingent interest rate of 0.00% and the maximum contingent interest rate of 10.00% per annum

October 2015	Page 7

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the contingent floating interest rate will be the minimum contingent interest rate of 0.00% and no contingent interest will accrue on the securities for such interest payment period regardless of the total number of calendar days in the interest payment period on which the index closing value of the reference index is greater than or equal to the index reference level.

October 2015	Page 8

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

How to calculate the payment at maturity (excluding any contingent interest with respect to the final interest payment period):

The payoff diagram below illustrates the payment at maturity (excluding any contingent interest with respect to the final interest payment period) on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Barrier level:	50% of the initial index value
Minimum payment at maturity:	None

Payoff Diagram

How it works

Par Scenario. If the final index value is greater than the barrier level of 50% of the initial index value, the investor would receive $1,000 stated principal amount.

If the reference index depreciates 30%, the investor would receive the $1,000 stated principal amount.

Downside Scenario. If the final index value is less than the barrier level of 50% of the initial index value, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the reference index. This amount will be less than $500 per security. There is no minimum payment at maturity on the securities. Accordingly, investors may lose up to their entire initial investment in the securities.

If the reference index depreciates 70%, the investor would lose 70% of the investor’s principal and receive only $300 per security at maturity, or 30% of the stated principal amount.

October 2015	Page 9

Fixed to Floating Rate Securities due 2030

Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index

Principal at Risk Securities

Historical Information

The CMS Reference Index Level

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 2, 2000 to October 2, 2015 (the “historical period”). The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index level. The graph below does not reflect the return the securities would have yielded during the historical period because it does not take into account the index closing values or the leverage factor. We cannot give you any assurance that the CMS reference index level will be positive on any CMS reference determination date. We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets, which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the CMS reference index level.

The historical performance shown above is not indicative of future performance. The CMS reference index level may be negative on one or more particular CMS reference determination dates during the contingent floating interest rate period even if the CMS reference index level is generally positive and, moreover, the CMS reference index level has in the past been, and may in the future be, negative.

If the CMS reference index level is negative on any CMS reference determination date during the contingent floating interest rate period, you will not receive any contingent interest for the related interest payment period. Moreover, even if the CMS reference index level is positive on any such CMS reference determination date, if the index closing value is less than the index reference level on any day during the interest payment period, you will not receive any contingent interest with respect to such day, and if the index closing value remains below the index reference level for each day in the applicable interest payment period, you will receive no contingent interest for that interest payment period.

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Principal at Risk Securities

The S&P 500® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter from January 4, 2010 through October 2, 2015. The graph following the table sets forth the daily index closing values during the historical period. The index closing value on October 2, 2015 was 1,951.360. The historical index closing values should not be taken as an indication of future performance, and we cannot give you any assurance that the index closing value will be higher than the index reference level on any index determination date during the contingent floating interest rate period in which you are paid the contingent floating interest rate. The graph below does not reflect the return the securities would have yielded during the period presented because it does not take into account the CMS reference index level or the leverage factor. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter (through October 2, 2015)	1,951.36	1,923.82	1,951.36

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* The red solid line in the graph indicates the hypothetical barrier level, and the green solid line indicates the hypothetical index reference level, in each case assuming the index closing value on October 2, 2015 were the initial index value.

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Risk Factors

The securities involve risks not associated with an investment in ordinary floating rate securities. An investment in the Leveraged CMS Curve and S&P 500® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the S&P 500® Index entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS and 2CMS, fluctuations in the reference index, and other events that are difficult to predict and beyond the issuer’s control. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying product supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	During The Contingent Floating Interest Rate Period, The Securities Do Not Provide Fixed Interest Payments. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments for the entire term of the securities. The amount of contingent interest payments you receive, if any, during the contingent floating interest rate period, will depend on the CMS reference index level and the performance of the reference index during the term of the securities. The variable rate per annum for any monthly contingent interest depends on (i) the CMS reference index level and (ii) whether the index closing value is greater than or equal to the index reference level on any calendar day during the applicable interest payment period. If either of these conditions is not satisfied on any calendar day, the applicable contingent interest payment will be made at a rate that is less, and possibly significantly less, than the applicable contingent interest rate. For example, even if on each calendar day during an interest payment period the index closing value is greater than the index reference level, no contingent interest payment will be paid on the related interest payment date if the CMS reference index level is below the CMS reference index strike on the related monthly CMS reference determination date. Accordingly, there can be no assurance that you will receive a contingent interest payment on any interest payment date. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the contingent interest payments are variable and may be zero.

Furthermore, even if you receive your principal amount at maturity you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive return, in real value terms. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The Securities Do Not Guarantee The Return Of Any Principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the final index value is less than the barrier level, you will be fully exposed to the decline in the reference index over the term of the securities on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the reference index. Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero. You may lose up to your entire initial investment in the securities.

▪	The Higher Potential Yield Offered By The Securities Is Associated With Greater Risk That The Securities Will Pay Low Or No Contingent Interest On One Or More Of The Interest Payment Dates. The securities offer variable contingent interest payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include the risk that the variable contingent interest payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity. The volatility of the CMS reference index level and the reference index are important factors affecting this risk. Greater expected volatility of the CMS reference index level and/or the reference index as of the trade date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the trade date that you will receive low or no contingent interest payments on the securities.

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▪	Investors Will Not Participate In Any Appreciation In The Value Of The Reference Index. Investors will not participate in any appreciation in the value of the reference index from the initial index value, and the return on the securities will be limited to the monthly contingent interest payments that are paid with respect to each interest payment period during the fixed contingent interest rate period and the contingent floating interest rate period, if any.

▪	If There Are No Accrual Days In Any Interest Payment Period During The Contingent Floating Interest Rate Period, We Will Not Pay Any Contingent Interest On The Securities For That Interest Payment Period And The Market Value Of The Securities May Decrease Significantly. It is possible that the CMS reference index level will be less than the CMS reference index strike or that the index closing value will be less than the index reference level for so many days during any monthly interest payment period during the contingent floating interest rate period that the contingent interest payment for that monthly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. In addition, to the extent that the CMS reference index level is less than the CMS reference index strike on the applicable CMS reference determination date or that the index closing value is less than the index reference level on any number of days during the interest rate period, the market value of the securities may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your securities at such time.

▪	The Index Closing Value For Any Day From And Including The Third Index Business Day Prior To The Interest Payment Date Of An Interest Payment Period During The Contingent Floating Interest Rate Period Will Be The Index Closing Value For Such Third Day. Because the index closing value for any day from and including the third index business day prior to the interest payment date of an interest payment period during the contingent floating interest rate period will be the index closing value on such third day, if the index closing value for that index business day is less than the index reference level, you will not receive any contingent interest in respect of any days on or after that third index business day to but excluding the interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪	The Amount Of Contingent Interest Payable On The Securities In Any Month Is Capped. The contingent interest rate on the securities for each monthly interest payment period during the contingent floating interest rate period is capped for that month at the maximum contingent interest rate of 10.00% per annum, and, due to the leverage factor, you will not get the benefit of any increase in the CMS reference index level above a level of approximately 1.2500%. Therefore, the maximum monthly contingent interest payment you can receive during the contingent floating interest rate period will be approximately $8.22 for each $1,000 stated principal amount of securities (assuming that the interest payment period contains 30 calendar days and the relevant year contains 365 calendar days; the actual monthly contingent interest payments will depend on the actual number of calendar days in the relevant interest payment period and year). Accordingly, you could receive less than 10.00% per annum contingent interest for any given full year in the contingent floating interest rate period even when the CMS reference index level increases substantially in a monthly interest payment period during that year if the CMS reference index level in the other months in that year does not also increase substantially, or if the index closing value is not at or above the index reference level on any day during the interest payment period so that you do not accrue contingent interest with respect to such day, as you will not receive the full benefit of the increase in the CMS reference index level in the outperforming month due to the contingent interest rate cap.

▪	If The Index Closing Value Is Not Available For Any Reason On A Calendar Day (Including Weekends And Holidays), The Index Closing Value, Will Be The Same As On The Immediately Preceding Index Business Day. Because days on which the index closing value are not available will be the same as on the immediately preceding index business day, the relative weighting of such index business day will be magnified for purposes of determining whether such day qualifies as an accrual day. Under these circumstances, if an immediately preceding index business day is not an accrual day, each successive day on which the index closing value is not available will also not qualify as an accrual day. As a result, to the extent that such preceding index business day is not an accrual day, such day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any monthly contingent interest payment.

▪	The Initial Index Value, The Index Reference Level And The Barrier Level Will Not Be Set Until October 27, 2015. Because the initial index value is the index closing value on October 27, 2015, and because the index reference level is 65% of the initial index value and the barrier level is 50% of the initial index value, you may not know the initial index value, the index reference level or the barrier level for a period of time after the pricing date.

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Principal at Risk Securities

▪	The Historical Performance Of 30CMS, 2CMS And The Reference Index Are Not An Indication Of Their Future Performance. The historical performance of 30CMS, 2CMS and the reference index should not be taken as indications of their future performance during the term of the securities. Changes in the levels of 30CMS, 2CMS and the reference index will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the CMS reference index level will be positive and the index closing value will be equal to or greater than the index reference level on any CMS reference determination date during the contingent floating interest rate period. In addition, there can be no assurance that the level of the reference index on the final determination date will be greater than or equal to the barrier level. Furthermore, the historical performance of each of the CMS reference index level and the reference index does not reflect the return the securities would have yielded, because each does not take into account the other’s performance, the leverage factor or the maximum contingent interest rate.

▪	The Securities Are Subject To The Credit Risk Of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	The Estimated Value Of The Securities On The Trade Date May Be Less Than The Issue Price. The initial estimated value of your securities on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The issue price of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	We And Our Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our Affiliates’ Business Activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the reference index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Secondary Market Prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities

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will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Securities. They Also Expect To Hedge The Issuer’s Obligations Under The Securities. The issuer or one or more of their respective affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index level specifically, or with respect to the reference index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	Credit Suisse Is Subject To Suisse Regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack Of Liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential Conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

▪	Adjustments To The S&P 500® Index Could Adversely Affect The Value Of The Securities. The publisher of the S&P 500® Index can add, delete or substitute the stocks underlying the S&P 500® Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the S&P 500® Index. Any of these actions could adversely affect the value of the securities. The publisher of the S&P 500® Index may discontinue or suspend calculation or publication of the S&P 500® Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index. The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to

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consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the S&P 500® Index.

▪	No Ownership Rights Related To The Reference Index. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the reference index. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the reference index. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the reference index.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect the CMS reference index level or the level of the reference index and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Supplemental Plan of Distribution

Under the terms of distribution agreement with MS&Co., dated as of May 18, 2012, MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates that will not exceed $35.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes, but believes that it is reasonable to treat the securities as prepaid financial contracts with respect to the Underlyings that are eligible for open transaction treatment in part. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

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Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss

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will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income. You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from

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the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined

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by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment. An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. For payments made after December 31, 2015, a specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract. If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability. If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI). The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets. The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. The proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the

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appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

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Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800)-233-1087.

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